                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ] Preliminary Proxy Statement                         [ ] Confidential, for
                                                            Use of the
                                                            Commission Only (as
                                                            permitted by Rule
                                                            14a-6(e)(2))
[ ] Definitive Proxy Statement
[X] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                      UNIVERSAL COMPRESSION HOLDINGS, INC.
--------------------------------------------------------------------------------
                  (Name of Registrant as Specified in Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4) Proposed maximum aggregate value of transaction:

     (5) Total fee paid:

[ ] Fee paid previously with preliminary materials:
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     (2) Form, Schedule or Registration Statement No.:

     (3) Filing Party:

     (4) Date Filed:

                          [Universal Compression logo]

                      UNIVERSAL COMPRESSION HOLDINGS, INC.
                              4440 BRITTMOORE ROAD
                              HOUSTON, TEXAS 77041

                                                                January 26, 2001

Dear Shareholder:

     Attached to this letter is a supplement to our Proxy Statement dated December 27, 2000 relating to a special meeting of shareholders of Universal Compression Holdings, Inc., which updates our proposed financing transactions in connection with our pending acquisition of Weatherford Global Compression Services, L.P. and certain related entities (WGC). The supplement also includes revised unaudited pro forma combined condensed financial information to illustrate the effect of the proposed WGC acquisition and related financing transactions.

     OUR BOARD OF DIRECTORS BELIEVES THAT THE ISSUANCE OF 13,750,000 SHARES OF OUR COMMON STOCK IN CONNECTION WITH THE WGC ACQUISITION AND THE AMENDMENT TO OUR INCENTIVE STOCK OPTION PLAN TO INCREASE THE NUMBER OF SHARES OF OUR COMMON STOCK AUTHORIZED FOR ISSUANCE UNDER THE PLAN FROM 1,912,421 SHARES TO 3,012,421 SHARES ARE FAIR TO AND IN THE BEST INTERESTS OF OUR SHAREHOLDERS AND RECOMMENDS THAT YOU VOTE FOR THESE PROPOSALS.

     In order to give you an opportunity to evaluate the attached supplement, we will not submit the proposed issuance of our common stock in the acquisition and the amendment to our Incentive Stock Option Plan to a vote when the special meeting is convened on February 6, 2001. Instead, the only action that will be taken at such meeting will be to adjourn the meeting until Friday, February 9, 2001, on which date the special meeting will reconvene at 9:00 a.m., local time, at the Drury Inn, 100 Highway 6, Houston, Texas 77079.

     You have already received a proxy card on which you can vote, and you may have already returned the card. HOWEVER, WE HAVE ENCLOSED AN ADDITIONAL PROXY CARD FOR YOUR USE, IN CASE YOU HAVE MISPLACED THE PROXY CARD PREVIOUSLY SENT TO YOU OR YOU WISH TO CHANGE YOUR VOTE. IF YOU HAVE ALREADY VOTED YOUR PROXY AND DO NOT WISH TO CHANGE YOUR VOTE, YOU DO NOT NEED TO RETURN THIS ADDITIONAL PROXY CARD. If you have any questions concerning the procedures required to vote your shares or how to change your vote if you have already voted, please contact Morrow & Co., Inc. at (800) 607-0088.

     On behalf of the board of directors, we thank you for your support and urge you to vote FOR the proposed issuance of our common stock in connection with the WGC acquisition and FOR the proposed amendment to our Incentive Stock Option Plan.

                                            /s/ STEPHEN A. SNIDER
                                            Stephen A. Snider
                                            President and Chief Executive
                                            Officer

                      UNIVERSAL COMPRESSION HOLDINGS, INC.
                              4440 BRITTMOORE ROAD
                              HOUSTON, TEXAS 77041

                             ---------------------

                                 SUPPLEMENT TO
                    PROXY STATEMENT DATED DECEMBER 27, 2000
                                  RELATING TO
                        SPECIAL MEETING OF SHAREHOLDERS

                             ---------------------

GENERAL INFORMATION

     Universal Compression Holdings, Inc., a Delaware corporation ("UCH"), hereby supplements its Proxy Statement dated December 27, 2000 furnished to its shareholders in connection with the special meeting scheduled for Tuesday, February 6, 2001 at 10:00 a.m., local time, at the Drury Inn, 100 Highway 6, Houston, Texas 77079.

     This supplement should be read in conjunction with the proxy statement. However, matters in this supplement supersede any contrary statements contained in the proxy statement. If you need another copy of the proxy statement, please contact our General Counsel at the address appearing at the top of this supplement.

     Capitalized terms used in this supplement will have the meaning assigned to them herein or, if not defined herein, will have the meaning assigned to them in the proxy statement. The terms "Universal," "our company," "we," "us" and "our," when used in this supplement, refer to Universal Compression Holdings, Inc. and its subsidiaries, including Universal Compression, Inc., as a combined entity, except where it is made clear that the term means only the parent company, UCH.

     This supplement is first being mailed to shareholders on or about January 29, 2001.

ADJOURNMENT AND RECONVENING OF THE SPECIAL MEETING

     The special meeting will be convened on the date and time, and at the location, specified under "General Information" above. However, in light of the updated financing transactions and pro forma financial information described under "Recent Developments" below, we will not submit the issuance of 13,750,000 shares of our common stock and the amendment of our Incentive Stock Option Plan to a vote when the special meeting is convened on February 6, 2001. Instead, the only action that will be taken at such meeting will be to adjourn the meeting until February 9, 2001, on which date the special meeting will reconvene at the Drury Inn, 100 Highway 6, Houston, Texas 77079, at 9:00 a.m., local time. The record date for the special meeting, the reconvened special meeting on February 9, 2001 and any further adjournments or postponements remains the close of business on December 8, 2000.

     Shareholders who are entitled to vote at the special meeting, and who have not already voted or who wish to change their vote, can use the enclosed proxy card. Shareholders who have already voted using the proxy card sent to them with the proxy statement need not vote again unless they wish to change their vote.

     OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE PROPOSED ISSUANCE OF 13,750,000 SHARES OF OUR COMMON STOCK IN CONNECTION WITH THE WGC ACQUISITION AND FOR THE PROPOSED AMENDMENT TO OUR INCENTIVE STOCK OPTION PLAN.

     You can vote by proxy or in person at the reconvened special meeting on February 9, 2001. If you return your signed proxy card before the reconvened special meeting, the proxy holders will vote your shares as you direct. Your broker will vote your shares of common stock on the proposals only if you provide instructions on how to vote. You should instruct your broker how to vote your shares, following the directions your broker provides. If you do not provide instructions to your broker, your shares will not be voted on the proposals and will have no effect on the result of the vote, provided that holders of at least a majority of the shares entitled to vote at the special meeting cast votes.

     Our Board of Directors does not presently intend to bring any business before the special meeting other than that referred to in the proxy statement, as modified by this supplement.

RECENT DEVELOPMENTS

     We have been negotiating the financing transactions that are necessary to consummate our acquisition of Weatherford Global Compression Services, L.P. and certain related entities ("WGC"). We intend to raise at least $427 million under a new operating lease facility to be funded primarily through an offering of approximately $350 million in senior secured notes by an unaffiliated entity. We also intend to enter into a new secured revolving credit facility of up to $125 million and a new asset-backed securitization operating lease facility of up to $200 million (the "ABS Operating Lease Facility"). We initially expect to fund approximately $75 million under the ABS Operating Lease Facility and expect to have no amounts initially outstanding under the new revolving credit facility. The proceeds from the two new operating lease facilities will be used to refinance certain existing indebtedness and restructure existing operating lease obligations of Universal and WGC.

     On January 2, 2001, Universal Compression, Inc., a Texas corporation and wholly owned subsidiary of Universal Compression Holdings, Inc. ("UCI"), commenced an offer to purchase all of its existing 9 7/8% Senior Discount Notes due 2008. UCI also solicited the consent of the holders of the 9 7/8% Senior Discount Notes to amend the indenture governing the notes to eliminate substantially all the restrictive covenants.

     On January 26, 2001, UCI announced that it had terminated its offer to purchase its 9 7/8% Senior Discount Notes. The related consent solicitation expired at 5:00 p.m., New York City time, on January 24, 2001. Our pending acquisition of WGC and related financing transactions are not conditioned upon the completion of the tender offer and consent solicitation. The requisite consents from the holders of the 9 7/8% notes for the proposed amendment to the indenture governing the notes were not received prior to the extended deadline.

     The existing 9 7/8% notes will remain outstanding and, upon consummation of the pending WGC acquisition, will be subject to the right of the holders to require Universal to repurchase the notes at 101% of the accreted value, plus accrued and unpaid interest, if any, pursuant to the terms of the indenture. To the extent holders exercise such right, we intend to fund such repurchase of the 9 7/8% notes under our new revolving credit facility or the ABS Operating Lease Facility. As a result of the termination of the tender offer and expiration of the consent solicitation, we adjusted the amount we initially expected to fund under the ABS Operating Lease Facility.

     In connection with the proposed financing transactions, we have updated our unaudited pro forma financial information contained in the proxy statement. The section entitled "Selected Unaudited Pro Forma Combined Condensed Financial Information of Universal Compression Holdings, Inc." on page 17 of the proxy statement is revised to give effect to the events recited above under "Recent Developments" by replacing in its entirety the table set forth on page 17 of the proxy statement with the following:

           SELECTED UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL
              INFORMATION OF UNIVERSAL COMPRESSION HOLDINGS, INC.

     The pro forma financial data set forth in the table below has been derived from the Unaudited Pro Forma Combined Condensed Financial Statements and the notes thereto which are included in this proxy statement, as modified by this supplement. You should read those statements for a further description of the financial data summarized here. The selected unaudited pro forma statements of operations data for the six months ended September 30, 2000 and the year ended March 31, 2000 give effect to UCH's initial public offering, the WGC acquisition and related financing transactions as if the transactions had occurred on April 1, 2000 for purposes of the six months ended September 30, 2000 and on April 1, 1999 for the year ended March 31, 2000. The unaudited pro forma balance sheet as of September 30, 2000 gives effect to UCH's initial public offering, the WGC acquisition and the related financing transactions as if the transactions had occurred on September 30, 2000. Because the fiscal years of Universal and WGC differ, WGC's historical operating results for the year ended March 31, 2000 include its first quarter results of 2000, combined with its results for the nine months ended December 31, 1999. The pro forma financial data shown in the table below are not necessarily indicative of what our results of operations or financial position would have been had the WGC acquisition been completed as of the date reflected or that may be achieved in the future. Please see "Unaudited Pro Forma Combined Condensed Financial Information" in this supplement for a description of the pro forma adjustments to the historical financial statements of Universal and WGC showing the effect of the WGC acquisition and the related financing transactions. You should also read the historical financial statements and accompanying disclosures contained in the proxy statement. You should also read Universal's Annual Report on Form 10-K for the fiscal year ended March 31, 2000, as amended, Universal's Quarterly Report on Form 10-Q for the quarter ended September 30, 2000 and Universal's Current Reports on Form 8-K filed since such date.

                                                               SIX MONTHS ENDED        YEAR ENDED
                                                              SEPTEMBER 30, 2000     MARCH 31, 2000
                                                              ------------------     --------------
                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
Statements of Operations Data:
  Revenues..................................................       $187,585             $374,212
  Total operating expenses..................................        174,725              337,304
  Income (loss) before income taxes and minority interest...         12,860               36,908
  Income (loss) before extraordinary items..................          8,284               21,028
Per Share Data:
  Basic income (loss) before extraordinary items per
     share..................................................       $   0.31             $   0.79
  Shares used in computing basic income (loss) before
     extraordinary items per share..........................         27,089               26,721
  Diluted income (loss) before extraordinary items per
     share..................................................       $   0.30             $   0.77
  Shares used in computing diluted net income (loss) before
     extraordinary items per share..........................         27,254               27,407
                                                                    AS OF
                                                              SEPTEMBER 30, 2000
                                                              ------------------
                                                                (IN THOUSANDS)
Balance Sheet Data:
  Cash and equivalents......................................       $  5,369
  Total current assets......................................        196,847
  Total current liabilities.................................         76,292
  Total noncurrent liabilities..............................        308,774
  Total stockholders' equity................................        651,289

     The section entitled "Risk Factors" commencing on page 18 of the proxy statement is amended to give effect to the events recited above under "Recent Developments" in this supplement by adding the following risk factor:

TO THE EXTENT THAT HOLDERS OF UCI'S 9 7/8% SENIOR DISCOUNT NOTES REQUIRE UCI TO REPURCHASE THE NOTES FOLLOWING THE ACQUISITION OF WGC, WE MUST FINANCE SUCH REPURCHASE.

     The completion of the WGC acquisition will result in a change of control of UCI under the indenture for the 9 7/8% Senior Discount Notes. As such, each holder of the 9 7/8% Senior Discount Notes will have the right to require UCI to repurchase such holder's 9 7/8% Senior Discount Notes at a price equal to 101% of their accreted value, plus accrued and unpaid interest, if any, to the date of repurchase. To the extent that holders of UCI's 9 7/8% Senior Discount Notes require UCI to repurchase the notes, we currently intend to finance any such repurchase through the use of commitments under our proposed new revolving credit facility or our proposed ABS Operating Lease Facility. There can, however, be no assurance as to the terms and conditions that will be available to us for any such financing.

     The section entitled "Unaudited Pro Forma Combined Condensed Financial Information" commencing on page 43 is revised to give effect to the events recited above under "Recent Developments" in this supplement by replacing in their entirety the data and tables beginning on page 43 and ending on page 50 of the proxy statement with the following:

          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

     The following unaudited pro forma combined condensed financial statements are based on the historical consolidated financial statements and the notes thereto of Universal and WGC (or "Enterra" in reference to the parent company of WGC) and have been prepared to illustrate the effect of the WGC acquisition and the related financing transactions. The unaudited pro forma combined condensed financial statements should be read in conjunction with the historical financial statements and accompanying disclosures contained in the proxy statement. You should also read Universal's Annual Report on Form 10-K for the fiscal year ended March 31, 2000, as amended, its Quarterly Report on Form 10-Q for the quarter ended September 30, 2000 and its Current Reports on Form 8-K filed since such date.

     The unaudited pro forma combined condensed balance sheet as of September 30, 2000 and the unaudited pro forma combined condensed statements of operations for the six months ended September 30, 2000 and the fiscal year ended March 31, 2000 have been prepared to give effect to the transactions set forth below as if those transactions had occurred at the balance sheet date and at the beginning of the income statement periods. Because the fiscal years of Universal and WGC differ, WGC's historical operating results for the fiscal year ended March 31, 2000 include its first quarter results of 2000, combined with its results for the nine months ended December 31, 1999.

     The unaudited pro forma combined condensed financial statements presented herewith give effect to:

     - the initial public offering of UCH's common stock and concurrent debt restructuring and operating lease facility, which occurred in May 2000, as well as UCH's common stock split and conversion of UCH's preferred stock and non-voting common stock that occurred concurrently with our initial public offering;

     - the transfer of GSI and related assets to Weatherford entities other than Enterra and its subsidiaries prior to the WGC acquisition as described more fully in "The Merger Agreement -- Certain Pre-Closing Transfers" (page 65 of the proxy statement); and

     - completion of the WGC acquisition and the related financing transactions.

     We have not included in the unaudited pro forma combined condensed financial statements the annual cost savings and other synergies of an estimated $20 million that Universal's management expects to realize by the end of fiscal 2002 as a result of the WGC acquisition. While Universal believes these savings and synergies will occur, we cannot assure you they will be realized either as quickly or as fully expected, if at all. The unaudited pro forma combined condensed financial statements also do not give effect to our acquisition of Gas Compression Services, Inc. ("GCSI") on September 15, 2000. The unaudited pro forma condensed combined financial statements presented below do not reflect future events that may occur after the WGC acquisition.

     At this time, Universal's management is finalizing negotiations with several financial institutions to determine the appropriate debt structure of the combined company. For purposes of the accompanying unaudited pro forma combined condensed financial information the assumptions are (a) a new $427 million operating lease facility with an unaffiliated entity primarily funded through an offering of approximately $350 million of senior secured notes by such entity, (b) a new $125 million secured revolving credit facility and (c) a new $200 million asset-backed securitization operating lease facility. We have assumed that none of the current holders of our 9 7/8% Senior Discount Notes will exercise their right to require Universal to repurchase the outstanding bonds at 101% of the accreted value, plus accrued and unpaid interest, if any, pursuant to the terms of the indenture following consummation of the WGC acquisition. At this time, we cannot determine the final terms of the new indebtedness and operating lease arrangements, or the final amount of our existing senior notes, if any, that the holders of such notes may require us to repurchase, which amount could vary significantly.

     We have accounted for the WGC acquisition using the purchase method of accounting. WGC's property, plant and equipment balances have been adjusted to their estimated fair values. In addition, WGC's reported current assets and current liabilities are assumed to be their estimated fair values included in the unaudited pro forma combined condensed financial statements. The final allocation of the purchase price of the merger will differ from the amounts represented in the unaudited pro forma combined condensed financial statements.

     The accompanying unaudited pro forma combined condensed financial statements should be read in conjunction with the historical consolidated financial statements of Universal and WGC and the notes thereto, which are included in the proxy statement. The unaudited pro forma combined condensed financial statements are provided for informational purposes only and do not purport to represent what our financial position or results of operations would actually have been had the WGC acquisition occurred on such dates or to project our results of operations or financial position for any future period.

     References to "Enterra" in the pro forma combined condensed financial statements mean WGC as defined in the "Recent Developments" section of, and used elsewhere in, this proxy statement, as modified by this supplement.

                      UNIVERSAL COMPRESSION HOLDINGS, INC.

              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET

                                                             AS OF SEPTEMBER 30, 2000
                                                ---------------------------------------------------
                                                            ENTERRA
                                                  UCH      ADJUSTED      MERGER          PRO FORMA
                                                 ACTUAL    ACTUAL(1)   ADJUSTMENTS      AS ADJUSTED
                                                --------   ---------   -----------      -----------
                                                                  (IN THOUSANDS)
                                              ASSETS

Current assets:
  Cash and equivalents........................  $  1,535   $  3,834     $      --       $    5,369
  Accounts receivable, net....................    26,847     43,957            --           70,804
  Inventories.................................    14,722     95,965            --          110,687
  Current deferred tax asset..................       227      2,414            --            2,641
  Other.......................................     1,396      5,950            --            7,346
                                                --------   --------     ---------       ----------
          Total current assets................    44,727    152,120            --          196,847
Property, plant and equipment
  Rental equipment............................   359,993    279,083       (77,147)(2)      561,929
  Other.......................................    26,525     64,817       (39,817)(2)       51,525
  Less: accumulated depreciation..............   (44,391)   (71,064)       75,921(2)       (39,534)
                                                --------   --------     ---------       ----------
     Net property, plant, and equipment.......   342,127    272,836       (41,043)         573,920
Goodwill and intangibles, net of
  amortization................................   131,557    224,724      (134,225)(3)      222,056
Notes receivable..............................     4,929      1,719            --            6,648
Other assets, net.............................     8,611      8,925        11,839(4)        29,375
Long-term deferred tax asset..................     7,509         --            --            7,509
                                                --------   --------     ---------       ----------
          Total assets........................  $539,460   $660,324     $(163,429)      $1,036,355
                                                ========   ========     =========       ==========

                               LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable and accrued
     liabilities..............................  $ 31,412   $ 42,889     $      --       $   74,301
  Current portion of long-term debt...........     1,991     14,170       (14,170)(5)        1,991
                                                --------   --------     ---------       ----------
          Total current liabilities...........    33,403     57,059       (14,170)          76,292
Capital lease obligation......................     5,952      1,260        (1,260)(5)        5,952
Long-term deferred tax liabilities............     2,806     32,248        (1,853)(6)       33,201
Long-term debt................................   196,429        685          (685)(5)      196,429
Minority interest liability...................        --    198,508      (198,508)(7)           --
Long-term payable due to Weatherford..........        --     59,946       (59,946)(8)           --
Other.........................................    39,192     94,316       (60,316)(9)       73,192
                                                --------   --------     ---------       ----------
          Total liabilities...................   277,782    444,022      (336,738)         385,066
          Total stockholders' equity..........   261,678    216,302       173,309(10)      651,289
                                                --------   --------     ---------       ----------
          Total liabilities and stockholders'
            equity............................  $539,460   $660,324     $(163,429)      $1,036,355
                                                ========   ========     =========       ==========

                 See accompanying Notes to Unaudited Pro Forma
                    Combined Condensed Financial Statements.

                      UNIVERSAL COMPRESSION HOLDINGS, INC.

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

                                                                   SIX MONTHS ENDED SEPTEMBER 30, 2000
                                                     ----------------------------------------------------------------
                                                                   UCH
                                                                IPO/DEBT      ENTERRA      ENTERRA
                                                       UCH     RESTRUCTURE   ADJUSTED      MERGER          PRO FORMA
                                                     ACTUAL    ADJUSTMENTS   ACTUAL(1)   ADJUSTMENTS      AS ADJUSTED
                                                     -------   -----------   ---------   -----------      -----------
                                                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues...........................................  $73,613     $    --     $113,972     $     --         $187,585
Rentals and cost of sales..........................   33,901          --       66,311           --          100,212
                                                     -------     -------     --------     --------         --------
        Gross margin...............................   39,712          --       47,661           --           87,373
Selling, general and administrative................    7,224          --       15,688           --           22,912
                                                     -------     -------     --------     --------         --------
        Operating profit...........................   32,488          --       31,973           --           64,461
Depreciation and amortization......................   14,177        (382)(11)   18,829     (10,764)(16)      21,860
Operating lease....................................    2,684         924(12)   10,860        7,316(17)       21,784
Interest expense...................................   13,225      (2,793)(13)    5,860      (5,922)(18)      10,370
Interest income....................................       --          --           --       (2,530)(19)      (2,530)
Other, net.........................................    7,059      (7,059)(14)      117          --              117
                                                     -------     -------     --------     --------         --------
        Income (loss) before income taxes and
          minority interest........................   (4,657)      9,310       (3,693)      11,900           12,860
Income taxes (benefit).............................   (1,746)      3,491(15)   (1,631)       4,462(15)        4,576
Minority interest expense, net of taxes............       --          --          306         (306)(20)          --
                                                     -------     -------     --------     --------         --------
        Income (loss) before extraordinary items...  $(2,911)    $ 5,819     $ (2,368)    $  7,744         $  8,284
                                                     =======     =======     ========     ========         ========
Weighted average common and common equivalent
  shares outstanding:
        Basic......................................   11,173       2,166           --       13,750           27,089(21)
                                                     -------     -------     --------     --------         --------
        Diluted....................................   11,173       2,331           --       13,750           27,254(21)
                                                     -------     -------     --------     --------         --------
Earnings (loss) per share:
        Basic......................................  $ (0.26)                $     --                      $   0.31
                                                     =======                 ========                      ========
        Diluted....................................  $ (0.26)                $     --                      $   0.30
                                                     =======                 ========                      ========

                 See accompanying Notes to Unaudited Pro Forma
                    Combined Condensed Financial Statements.

                      UNIVERSAL COMPRESSION HOLDINGS, INC.

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

                                                                       YEAR ENDED MARCH 31, 2000
                                                -----------------------------------------------------------------------
                                                                UCH
                                                             IPO/DEBT          ENTERRA      ENTERRA
                                                   UCH      RESTRUCTURE       ADJUSTED      MERGER           PRO FORMA
                                                 ACTUAL     ADJUSTMENTS       ACTUAL(1)   ADJUSTMENTS       AS ADJUSTED
                                                ---------   -----------       ---------   -----------       -----------
                                                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues......................................  $136,449     $     --         $237,763     $     --         $  374,212
Rentals and cost of sales.....................    67,295           --          139,346           --            206,641
                                                --------     --------         --------     --------         ----------
        Gross margin..........................    69,154           --           98,417           --            167,571
Selling, general and administrative...........    16,797       (3,200)(22)      30,272           --             43,869
                                                --------     --------         --------     --------         ----------
        Operating profit......................    52,357        3,200           68,145           --            123,702
Depreciation and amortization.................    26,006       (3,559)(23)      34,739      (17,343)(25)        39,843
Operating lease...............................        --        5,702(12)       14,344       22,144(26)         42,190
Interest expense..............................    34,327      (15,727)(24)       5,293       (5,190)(27)        18,703
Interest income...............................        --           --               --      (11,564)(28)       (11,564)
Other, net....................................        --           --           (2,378)          --             (2,378)
                                                --------     --------         --------     --------         ----------
        Income (loss) before income taxes and
          minority interest...................    (7,976)      16,784           16,147       11,953             36,908
Income taxes (benefit)........................    (1,994)       6,378(15)        7,013        4,483(15)         15,880
Minority interest expense, net of taxes.......        --           --            4,194       (4,194)(20)            --
                                                --------     --------         --------     --------         ----------
        Income (loss) before extraordinary
          items...............................  $ (5,982)    $ 10,406         $  4,940     $ 11,664         $   21,028
                                                ========     ========         ========     ========         ==========
Weighted average common and common equivalent
  shares outstanding:
        Basic.................................     2,476       10,495               --       13,750             26,721(29)
                                                --------                      --------                      ----------
        Diluted...............................     2,476       11,181               --       13,750             27,407(29)
                                                --------                      --------                      ----------
Earnings (loss) per share:
        Basic.................................  $  (2.42)                     $     --                      $     0.79
                                                ========                      ========                      ==========
        Diluted...............................  $  (2.42)                     $     --                      $     0.77
                                                ========                      ========                      ==========

                 See accompanying Notes to Unaudited Pro Forma
                    Combined Condensed Financial Statements.

                      UNIVERSAL COMPRESSION HOLDINGS, INC.

                NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED
                              FINANCIAL STATEMENTS

 (1) Reflects Enterra's historical balances adjusted to exclude its Singapore-based operations (other than Australia and Thailand) and $10 million of accounts receivable, which are not included in the WGC acquisition.

 (2) Reflects (a) the preliminary revaluation of Enterra's property, plant and equipment historical balances to estimated fair value ($63.2 million) and
     (b) the estimated initial sale and leaseback of additional compression equipment ($104.2 million) pursuant to the proposed new operating lease facilities assumed to be consummated concurrently with the WGC acquisition.

 (3) Represents the elimination of Enterra Adjusted Actual goodwill ($224.7 million) offset by Universal's preliminary estimate of the excess of the total purchase price over the allocated fair value of the net assets of Enterra ($90.5 million). The purchase price includes advisory fees but not all acquisition related costs. The final allocation of the purchase price in the WGC acquisition will differ from the amounts represented in the unaudited pro forma combined condensed financial statements.

 (4) Represents adjustment for (a) the elimination of prepaid financing costs associated with UCI's operating lease facility and revolving credit facility ($4.9 million), which, for purposes of these pro forma adjustments, are assumed to be entirely refinanced concurrently with the WGC acquisition and (b) the recording of prepaid finance costs associated with the proposed operating lease facilities and revolving credit facility ($16.7 million).

 (5) Represents the retirement of WGC's debt using proceeds from the proposed new operating lease facilities ($16.1 million).

 (6) Represents the estimated deferred income taxes related to expense items associated with the elimination of prepaid financing costs associated with UCI's operating lease facility and revolving credit facility.

 (7) Reflects the elimination of Enterra's minority interest liability as a result of the purchase of GE Capital's interest by Enterra concurrently with the WGC acquisition.

 (8) Reflects the forgiveness of Enterra's payable to Weatherford concurrently with the WGC acquisition.

 (9) Represents the elimination of the deferred gain associated with the retirement of the existing operating lease facilities of WGC ($92.9 million). Also reflects the estimated additional deferred gain ($32.6 million) associated with the sale of compression equipment pursuant to the proposed new operating lease facilities. Additional deferred gain is assumed to equal approximately 30% of the proceeds from the sale of compression equipment pursuant to such new operating lease facilities.

(10) Reflects the elimination of Enterra's stockholders' equity ($216.3 million) and the valuation of UCH's common stock issued to an affiliate of Weatherford in the WGC acquisition ($392.7 million). Valuation assumes 13,750,000 shares of UCH common stock valued at $28.56 per share, which is the five-day average closing price surrounding October 24, 2000, the announcement date of the WGC acquisition. Also reflects the write-off of prepaid finance costs ($3.1 million, net of taxes) associated with the proposed restructuring of the existing operating lease facility and revolving credit facility.

(11) Reflects the elimination of depreciation expense associated with the sale of compression equipment pursuant to the existing operating lease facility, with initial funding under the existing operating lease of $62.6 million.

(12) Reflects the expenses associated with the existing operating lease facility, including the related commitment fee.

(13) Reflects the adjustment of interest expense related to the redemption of certain indebtedness at the beginning of the period and incremental borrowing during the period with the proceeds of UCH's initial public offering and its existing operating lease facility. Also includes the commitment fees associated with the new revolving credit facility.

(14) Represents the non-recurring charges related to the elimination of a management agreement and a consulting agreement and other related fees in connection with UCH's initial public offering and concurrent financing transactions in May 2000.

(15) An estimated statutory tax rate of 37.5% is assumed for pro forma adjustments. The effective tax rate may differ.

(16) Reflects (a) an estimated adjustment to goodwill amortization resulting from the change in the goodwill balance resulting from the preliminary allocation of the purchase price in the WGC acquisition ($1.7 million), (b) the estimated reduction of depreciation expense resulting from the preliminary revaluation of the purchase price to rental equipment acquired in the WGC acquisition and the estimated additional sale of compression equipment pursuant to the proposed new operating lease facilities ($5.7 million), with an aggregate assumed funding under the proposed operating leases of $478.4 million by the end of the period, which funding includes the transfer of equipment from the existing operating lease facilities and the sale and leaseback of additional equipment under the new facilities and
     (c) the reduction of depreciation expense resulting from the preliminary revaluation of the purchase price to non-compression equipment acquired in the WGC acquisition ($3.4 million). Depreciation and amortization is calculated using an estimated useful life of 15 years with a 20% salvage value for rental equipment and an estimated useful life of seven years for non-compression equipment, while goodwill is amortized over 40 years.

(17) Reflects the net rental payments associated with the proposed new operating lease facilities ($20.7 million) and amortization of the lease structuring and arrangement fees ($1.1 million) estimated to be approximately $15.0 million on the closing of the facilities. Also reflects the elimination of the existing facilities ($14.5 million), including the expected related commitment fee, with assumed funding under the new facilities of $478.4 million by the end of the period, which facilities are currently being negotiated. The proposed operating lease facilities will replace Universal's and WGC's existing facilities. The rental payments under the lease facilities are assumed to include an amount based on LIBOR plus a variable amount depending on UCI's operating and financial results, applied to the funded amount of the leases. The operating lease calculations assume an interest rate of 9.16% and a seven-year lease term. A fluctuation of .125% of actual rates related to the proposed new operating lease facilities would result in an approximate change of $523,000 in rental payments on an annual basis.

(18) Reflects the adjustment of interest expense related to the retirement of WGC's indebtedness at the beginning of the period.

(19) Represents interest income generated on an average excess cash balance of $56.2 million invested at a rate equivalent to Universal's proposed new senior secured notes operating lease facility. The effect of a .25% change in interest rates on income (loss) before extraordinary items would be $44,000.

(20) Reflects the elimination of Enterra's minority interest expense as a result of the purchase of GE Capital's interest by Enterra concurrently with the WGC acquisition.

(21) Includes the effect of the 7,275,000 shares of common stock offered in, and the outstanding stock split and conversion that occurred concurrently with, UCH's initial public offering and the 13,750,000 shares of UCH's common stock to be issued to an affiliate of Weatherford in the WGC acquisition as if these transactions had occurred at April 1, 2000. Also includes the weighted average effect of the 1,400,726 shares of UCH's common stock issued as partial consideration for the GCSI acquisition that occurred on September 15, 2000. Excludes options to purchase up to 318,000 shares of UCH's common stock that we are obligated to issue to certain WGC employees in connection with the WGC acquisition.

(22) Represents elimination of Castle Harlan management fees ($3.0 million) and Mr. Urcis' consulting fees ($0.2 million) which were terminated at the time of UCH's initial public offering and related debt restructuring.

(23) Reflects the elimination of depreciation expense associated with the sale of compression equipment pursuant to the existing operating lease facility, with initial funding under such facility of $61.3 million.

(24) Reflects the adjustment of interest expense related to the redemption of certain indebtedness at the beginning of the period totaling $177.8 million and $12.8 million of incremental borrowing during the period from the proceeds of UCH's initial public offering and its existing operating lease facility. Also includes the commitment fees associated with Universal's existing revolving credit facility.

(25) Reflects (a) an estimated adjustment to goodwill amortization resulting from the change in the goodwill balance resulting from the preliminary allocation of the purchase price in the WGC acquisition ($3.2 million), (b) the estimated reduction of depreciation expense resulting from the preliminary revaluation of the purchase price to rental equipment acquired in the WGC acquisition and the estimated additional sale of compression equipment pursuant to the proposed new operating lease facilities ($7.4 million), with an aggregate assumed funding under such facilities of $478.4 million by the end of the period, which funding includes the transfer of equipment from the existing operating lease facilities and the sale and leaseback of additional equipment under the new facilities and (c) the reduction of depreciation expense resulting from the preliminary revaluation of the purchase price to non-compression equipment acquired in the WGC acquisition ($6.7 million). Depreciation and amortization for rental equipment is calculated using an estimated useful life of 15 years with a 20% salvage value for rental equipment and an estimated useful life of seven years for non-compression equipment, while goodwill is amortized over 40 years.

(26) Reflects the net rental payments associated with the proposed new operating lease facilities ($40.0 million) and amortization ($2.1 million) of the lease structuring and arrangement fees, estimated to be approximately $15.0 million on the closing of the facilities. Also reflects the elimination of the existing operating lease facilities ($20.0 million), including the related commitment fee, with assumed aggregate funding under the new facilities of $478.4 million by the end of the period, which facilities are currently being negotiated. The proposed operating lease facilities will replace Universal's and WGC's existing facilities. The rental payments under the lease facilities are assumed to include an amount based on LIBOR plus a variable amount depending on UCI's operating and financial results, applied to the funded amount of the leases. The operating lease calculations assume an interest rate of 8.86% and a seven-year lease term. A fluctuation of .125% of actual rates related to the proposed new operating lease facilities would result in an approximate change of $507,000 in rental payments on an annual basis.

(27) Reflects the adjustment of interest expense ($5.3 million) related to the retirement of WGC's indebtedness at the beginning of the period. Also includes the net adjustment for the amortization of up-front financing costs and commitment fees associated with the proposed revolving credit facility ($0.1 million).

(28) Represents interest income generated on an average excess cash balance of $128.5 million invested at a rate equivalent to Universal's proposed new senior secured notes operating lease facility. The effect of a .25% change in interest rates on income (loss) before extraordinary items would be $0.2 million.

(29) Includes the effect of the 7,275,000 shares offered in, and the outstanding stock split and conversion that occurred concurrently with, UCH's initial public offering and the 13,750,000 shares of UCH's common stock to be issued to an affiliate of Weatherford in the WGC acquisition as if these transactions had occurred at April 1, 1999. Excludes options to purchase up to 318,000 shares of UCH's common stock that we are obligated to issue to certain WGC employees in connection with the WGC acquisition.